UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 SCHEDULE 14A INFORMATION
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DIAMONDBACK ENERGY, INC.
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Diamondback Energy, Inc. made available the following letter to its stockholders on February 20, 2024, in connection with its fourth quarter 2023 earnings announcement.

[See next page]

LETTER TO STOCKHOLDERS ISSUED BY DIAMONDBACK ENERGY, INC.

Midland, TX (February 20, 2024)

Diamondback Stockholders,

This letter is meant to be a supplement to our earnings release and is being furnished to the Securities and Exchange Commission (SEC) and released to our stockholders simultaneously with our earnings release. Please see the information regarding forward-looking statements and non-GAAP financial information included at the end of this letter.

The fourth quarter of 2023 rounded out a great year for Diamondback Energy and our stockholders. We seamlessly integrated our acquisitions of Lario and FireBird, exceeded production guidance, generated $5.9 billion of Net Cash Provided by Operating Activities, $2.9 billion of Free Cash Flow and returned $2.3 billion of that Free Cash Flow back to our stockholders via our $3.38 per share of base dividends, $838 million of share repurchases and $4.74 per share of variable dividends. We exceeded our non-core asset sale targets set out when we acquired FireBird and Lario, and exited the year with $6.8 billion of total debt and $6.2 billion of consolidated net debt, below 1.0x 2023 EBITDA.

Last Monday, we announced a transformational combination with Endeavor Energy Resources (“Endeavor”). This combination will create a “must-own” North American independent oil company. Combined, the two companies produced 468 MBO/d (816 MBOE/d) in the fourth quarter of 2023 across approximately 838,000 acres in the core of the Permian Basin. The combined business will have an unmatched depth of high-quality inventory, which, when combined with Diamondback’s cost structure, is set to generate significant long-term Free Cash Flow accretion to our stockholders. The combination is subject to stockholder and regulatory approvals, and we look forward to providing more information when permitted.

Production:
Fourth quarter oil and total production, at 273.1 MBO/d and 462.6 MBOE/d respectively, were both above the high end of our fourth quarter guidance ranges. As a result of this outperformance, full year oil production was approximately 263.5 MBO/d, up almost 18% year over year with an average diluted share count that was up only 2% year over year, despite closing two acquisitions. Diamondback is focused on per share growth, and we have now grown oil production per share 14x since our 2012 IPO.

Looking ahead to 2024, we have shifted our production philosophy from what we previously described as “low single digit growth with the same amount of activity” to a plan where we are expecting to hold fourth quarter 2023 oil production flat with less capital and activity than last year, emphasizing our commitment to capital efficiency and “value over volumes.” As mentioned in last week’s merger announcement, Diamondback released 2024 production guidance of 270 - 275 MBO/d (458 - 466 MBOE/d). First quarter oil production is expected to be 270 - 274 MBO/d (458 - 464 MBOE/d). The global oil market appears to be well-supplied, and there is currently significant OPEC spare capacity. Therefore, Diamondback is positioned to maintain our production, grow Free Cash Flow and return that Free Cash Flow to our stockholders. Should there be a “call for growth” from the global oil market, Diamondback has the inventory quality and depth to answer that call, but that is not today.

Oil realizations decreased quarter over quarter to 97% of West Texas Intermediate (“WTI”) pricing for the quarter, but in line with our average realization for the year of 97% of WTI. We still expect to realize at least 95% of WTI when WTI is at least $65 per barrel, with most quarters above that number. Gas and NGL realizations decreased quarter over quarter as each commodity declined in the fourth quarter.

Capital Expenditures:
Cash capex for the fourth quarter was $649 million; at the high end of our quarterly guidance range, but still down 5% quarter over quarter. We expect cash capex to decline by 5% - 11% in the first quarter to $580 - $620 million as we continue to see the benefits of lower well costs and strong capital efficiency from long-lateral, multi-well pad development.

As mentioned in our announcement last week, Diamondback released full year 2024 capex guidance of $2.30 - $2.55 billion. The midpoint of this range is down 10% year over year due to a combination of lower well costs and lower activity expected to maintain fourth quarter 2023 oil production. We expect to drill approximately 275 wells and turn approximately 310 wells to production, with almost 30% of those wells expected to be turned to production in the first quarter of 2024. Average estimated completed lateral length is expected to be the longest in our Company history at approximately 11,500 feet, highlighting our contiguous and advantaged acreage position.

Operating Costs:
Total cash operating costs increased by $0.32 per BOE quarter over quarter primarily because of an increase to lease operating expenses (“LOE”) as the fourth quarter was the first full quarter where our Deep Blue joint venture was in place, raising our water disposal costs. While this is a structural change to our LOE profile, we believe the cash received from the sale of 70% of the business and the upside value creation potential far outweigh this change. As a result, we expect run-rate LOE to be in the $6.00 - $6.50 per BOE range.

We do not expect any other major changes to our cash operating cost structure this year except for interest expense, which will increase to fund the cash portion of our proposed merger with Endeavor. We will update our full cash operating cost structure at the appropriate time pending deal approval and executing  the financing.

As it relates to non-cash unit costs, we expect non-cash G&A to be between $0.40 and $0.50 per BOE and DD&A to remain between $10.50 and $11.50 per BOE, respectively.

Return of Capital:
We generated $1.6 billion of Net Cash Provided by Operating Activities ($1.6 billion after adjusting for working capital changes) and $910 million of FCF in the fourth quarter.

In conjunction with our announcement last week, we increased our annual base dividend by 7% to $3.60 per share. We believe consistent base dividend growth is a key tenet to long-term success, and we will continue to target a base dividend that is protected down to $40 per barrel oil.

We repurchased 872,667 shares in the fourth quarter for a cost of $129 million ($148.15 / share average). So far in the first quarter, we took advantage of some early weakness to repurchase 279,266 shares at a cost of $42 million ($149.50 / share average). Because we did not return 75% of fourth quarter Free Cash Flow through the combination of our base dividend and executed buybacks, we are paying a variable cash dividend of $2.18 per share to keep our stockholders whole on our return of capital commitment.

Concurrent with our announcement last week, we reduced our going-forward return of capital commitment to 50% of Free Cash Flow from 75% previously. Because we are adding debt to fund the cash portion of the merger, we are going to allocate more Free Cash Flow to pay down our debt quickly. Our near-term goal will be to get pro forma net debt below $10 billion, which will be done through Free Cash Flow generation and potentially supplemented with non-core asset sales. Our long-term priority is to return cash to stockholders, but using Free Cash Flow to pay down newly-added debt is in the best long-term interest of the stockholders.

Balance Sheet:
Total debt and net debt ended the year at $6.8 billion and $6.2 billion, respectively. Net debt increased quarter over quarter primarily due to an increase at our mineral subsidiary, Viper, for the cash portion of its acquisition of GRP minerals.

Other Business:
Last quarter, I noted that “Diamondback was built through an acquire and exploit strategy, where our execution prowess and low-cost structure allowed us to create value on acquired assets over the last decade. This remains our core competency as we believe the low-cost operator in a commodity-based business “wins”.”

I also laid out Diamondback’s criteria for successful M&A, including:
•	Sound industrial logic (physical adjacencies, tangible cost and operations synergies)
•	The assets compete for capital right away (get “better”, not just bigger)
•	Accretive on financial metrics (CFPS, FCFPS, EPS)

Looking at the Endeavor merger through the lens of the above, we believe this combination checks all of these boxes.

Thank you for your interest in Diamondback Energy,

Travis D. Stice
Chairman of the Board and Chief Executive Officer

Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@diamondbackenergy.com

Forward-Looking Statements:

This letter contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, which involve risks, uncertainties, and assumptions. All statements, other than statements of historical fact, including statements regarding the proposed business combination transaction between Diamondback and Endeavor; future performance; business strategy; future operations (including drilling plans and capital plans); estimates and projections of revenues, losses, costs, expenses, returns, cash flow, and financial position; reserve estimates and its ability to replace or increase reserves; anticipated benefits of strategic transactions (including acquisitions and divestitures), including the proposed transaction; the expected amount and timing of synergies from the proposed transaction; the anticipated timing of the proposed transaction; and plans and objectives of management (including plans for future cash flow from operations and for executing environmental strategies) are forward-looking statements. When used in this letter, the words “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “model,” “outlook,” “plan,” “positioned,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions (including the negative of such terms) are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Although Diamondback believes that the expectations and assumptions reflected in its forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond Diamondback’s control. Accordingly, forward-looking statements are not guarantees of future performance and actual outcomes could differ materially from what Diamondback has expressed in its forward-looking statements.

Factors that could cause the outcomes to differ materially include (but are not limited to) the following: the completion of the proposed transaction on anticipated terms and timing or at all, including obtaining Diamondback stockholder approval, regulatory approval and satisfying other conditions to the completion of the transaction; uncertainties as to whether the proposed transaction, if consummated, will achieve its anticipated benefits and projected synergies within the expected time period or at all; Diamondback’s ability to integrate Endeavor’s operations in a successful manner and in the expected time period; the occurrence of any event, change, or other circumstance that could give rise to the termination of the proposed transaction; risks that the anticipated tax treatment of the proposed transaction is not obtained; unforeseen or unknown liabilities; unexpected future capital expenditures; potential litigation relating to the proposed transaction; the possibility that the proposed transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; the effect of the announcement, pendency, or completion of the proposed transaction on the parties’ business relationships and business generally; risks that the proposed transaction disrupts current plans and operations of Diamondback or Endeavor and their respective management teams and potential difficulties in retaining employees as a result of the proposed transaction; the risks related to Diamondback’s financing of the proposed transaction; potential negative effects of this announcement and the pendency or completion of the proposed transaction on the market price of Diamondback’s common stock and/or operating results; rating agency actions and Diamondback’s ability to access short- and long-term debt markets on a timely and affordable basis; changes in supply and demand levels for oil, natural gas, and natural gas liquids, and the resulting impact on the price for those commodities; the impact of public health crises, including epidemic or pandemic diseases and any related company or government policies or actions; actions taken by the members of OPEC and Russia affecting the production and pricing of oil, as well as other domestic and global political, economic, or diplomatic developments, including any impact of the ongoing war in Ukraine and the Israel-Hamas war on the global energy markets and geopolitical stability; instability in the financial markets; concerns over a potential economic slowdown or recession; inflationary pressures; rising interest rates and their impact on the cost of capital; regional supply and demand factors, including delays, curtailment delays or interruptions of production, or governmental orders, rules or regulations that impose production limits; federal and state legislative and regulatory initiatives relating to hydraulic fracturing, including the effect of existing and future laws and governmental regulations; physical and transition risks relating to climate change; those risks described in Item 1A of Diamondback’s Annual Report on Form 10-K, filed with the SEC on February 23, 2023, and those risks disclosed in its subsequent filings on Forms 10-Q and 8-K, which can be obtained free of charge on the SEC’s website at http://www.sec.gov and Diamondback’s website at www.diamondbackenergy.com/investors/; and those risks that will be more fully described in the definitive proxy statement on Schedule 14A that is intended to be filed with the SEC in connection with the proposed transaction.

In light of these factors, the events anticipated by Diamondback’s forward-looking statements may not occur at the time anticipated or at all. Moreover, Diamondback operates in a very competitive and rapidly changing environment and new risks emerge from time to time. Diamondback cannot predict all risks, nor can it assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those anticipated by any forward-looking statements it may make. Accordingly, you should not place undue reliance on any forward-looking statements. All forward-looking statements speak only as of the date of this letter or, if earlier, as of the date they were made. Diamondback does not intend to, and disclaims any obligation to, update or revise any forward-looking statements unless required by applicable law.

Non-GAAP Financial Measures

This letter includes financial information not prepared in conformity with generally accepted accounting principles (GAAP), including free cash flow and NPV10. The non-GAAP information should be considered by the reader in addition to, but not instead of, financial information prepared in accordance with GAAP. A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable GAAP financial measures can be found in Diamondback’s quarterly results posted on Diamondback’s website at www.diamondbackenergy.com/investors/. Furthermore, this letter includes or references certain forward-looking, non-GAAP financial measures. Because Diamondback provides these measures on a forward-looking basis, it cannot reliably or reasonably predict certain of the necessary components of the most directly comparable forward-looking GAAP financial measures, such as future impairments and future changes in working capital. Accordingly, Diamondback is unable to present a quantitative reconciliation of such forward-looking, non-GAAP financial measures to the respective most directly comparable forward-looking GAAP financial measures. Diamondback believes that these forward-looking, non-GAAP measures may be a useful tool for the investment community in comparing Diamondback’s forecasted financial performance to the forecasted financial performance of other companies in the industry.

Additional Information about the Merger and Where to Find It

In connection with the potential transaction between Diamondback and Endeavor, Diamondback expects to file relevant materials with the SEC including a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, Diamondback will mail the definitive proxy statement to each stockholder entitled to vote at the meeting relating to the proposed transaction. This letter is not a substitute for the proxy statement or for any other document that Diamondback may file with the SEC and send to its stockholders in connection with the proposed transaction. INVESTORS AND STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT DIAMONDBACK WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND THE PARTIES TO THE TRANSACTION. The definitive proxy statement, the preliminary proxy statement, and other relevant materials in connection with the transaction (when they become available) and any other documents filed by Diamondback with the SEC, may be obtained free of charge at the SEC’s website www.sec.gov. Copies of the documents filed with the SEC by Diamondback will be available free of charge on Diamondback ’s website at www.diamondbackenergy.com/investors.

Participants in the Solicitation

Diamondback and its directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from Diamondback’s stockholders in connection with the transaction. Information about the directors and executive officers of Diamondback is set forth in (i) in Diamondback ’s proxy statement for its 2023 annual meeting, including under the headings “Proposal 1—Election of Directors”, “Executive Officers”, “Compensation Discussion and Analysis”, “Compensation Tables”, “Stock Ownership” and “Certain Relationships and Related Transactions”, which was filed with the SEC on April 27, 2023 and is available at https://www.sec.gov/ixviewer/ix.html?doc=/Archives/edgar/data/1539838/000130817923000793/fang-20221231.htm, (ii) Diamondback ’s Annual Report on Form 10-K for the year ended December 31, 2022, including under the headings “Item 10. Directors, Executive Officers and Corporate Governance”, “Item 11. Executive Compensation”, “Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” and “Item 13. Certain Relationships and Related Transactions, and Director Independence”, which was filed with the SEC on February 23, 2023 and is available at https://www.sec.gov/ixviewer/ix.html?doc=/Archives/edgar/data/1539838/000153983823000022/fang-20221231.htm and (iii) subsequent statements of changes in beneficial ownership on file with the SEC. Additional information regarding the participants in the proxy solicitation and a description of their direct or indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials filed with the SEC when they become available. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and Diamondback’s website at www.diamondbackenergy.com/investors.

No Offer or Solicitation

This letter does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.